Exhibit 10.2
AMENDMENT NO. 1 TO
ASSET PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of December 1, 2020 (the “Amendment Effective Date”), is by and among Zovio Inc, a Delaware corporation (“Seller Parent”) and Ashford University, LLC, a California limited liability company (“Seller”, and together with Seller Parent, the “Seller Parties”), on one hand, and the Arizona Board of Regents, a body corporate, for and on behalf of The University of Arizona (“DigiCat”), and The University of Arizona Global Campus, an Arizona non-profit corporation (“Buyer”, and together with DigiCat, the “Buyer Parties”), on the other hand. “Party” refers, as the context provides, to any of Seller Parent, Seller, DigiCat, or Buyer; and “Parties” refers to Seller Parent, Seller, DigiCat, and Buyer collectively. This Amendment amends that certain Asset Purchase and Sale Agreement, dated August 1, 2020, by and among the Parties (the “Original Agreement”). Capitalized terms used herein and not defined have the meanings given them in the Original Agreement.
RECITALS
A. Pursuant to Section 11.7 of the Original Agreement, each Party desires to execute and deliver this Amendment to reflect the matters set forth herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Consideration. Section 2.1 of the Original Agreement is amended in its entirety to read as follows:
“    2.1    Consideration. In consideration of the transfer of the Institutional Assets, at the Closing, (a) Buyer shall pay to Seller (or at the direction of Seller, to Seller Parent) the sum of One Dollar ($1.00) in cash and shall assume the Assumed Liabilities, and (b) Buyer and Seller Parent shall enter into the other Transaction Agreements.”

2. Closing. Section 2.2 of the Original Agreement is amended in its entirety to read as follows:
“ 2.2 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on December 1, 2020 (the “Closing Date”). Notwithstanding the actual time the deliveries of the Parties hereto are made on or in anticipation of the Closing Date, the Parties hereto agree that the Closing shall be effective and deemed for all purposes to have occurred as of 12:01 a.m., Mountain Standard Time, on the Closing Date. In no event shall the Closing be deemed a waiver, termination or expiration of any

Exhibit 10.2
Party’s rights or obligations under this Agreement, unless otherwise expressly set forth in this Agreement.”
3.     Seller Parties’ Closing Deliveries. Section 2.3(a) of the Original Agreement is amended in its entirety to read as follows:
“    (a)    the Closing Payment by wire transfer of immediately available funds to an account designated in writing by Buyer or other mutually agreed upon reasonable means;”

4. Organization and Qualification. The second sentence of Section 4.1(a) of the Original Agreement is amended in its entirety to read as follows:
“Buyer’s articles of incorporation and bylaws provide that (i) Buyer shall have members, (ii) The University of Arizona Foundation, a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona (the “Member”) is Buyer’s sole member, and (iii) the Member is a “component unit” of DigiCat as such term is defined in Governmental Accounting Standards Board (GASB) Statement No. 14, The Financial Reporting Entity.”
5. Scope of Surety Bonds Cash Collateral. Section 1.1(o) of the Original Agreement is amended in its entirety to read as follows:
“ (o) the surety bonds, and the underlying cash collateral (the “Surety Bonds Cash Collateral”), required by state Educational Agencies in connection with Buyer’s operation of the University as of and following the Closing, as listed on Section 1.1.(o) of the Disclosure Schedule;”
6. Replenishment of Terminated Bonds Cash Collateral. A new Section 5.19 is hereby added to the Original Agreement, such Section 5.19 to read as follows:
“ 5.19 Replenishment of Surety Bond Cash Collateral. The Parties understand that Seller historically has maintained surety bonds required by state Educational Agencies in the States of Kentucky and Maryland that will no longer be required in connection with Buyer’s operation of the University as of and following the Closing (the “Terminated Bonds”) and, accordingly, are not included among the surety bonds identified on Section 1.1(o) of the Disclosure Schedule. The Parties hereby agree that the underlying cash collateral on the Terminated Bonds will be released and, upon such release, returned to Seller Parent. In connection with the foregoing, Seller Parent agrees that if, following its receipt of the cash collateral underlying any of the Terminated Bonds and prior to the first anniversary of the Closing, it is determined that a surety bond is, in fact, required to be posted by Buyer in connection with its operation of the University in either Kentucky or Maryland, then Seller Parent will take the necessary steps to provide the cash collateral necessary to support such surety bond in an amount up to the amount of the cash collateral previously returned to Seller Parent. Seller Parent’s obligations to provide any cash collateral as set forth in this Section 5.19 shall terminate and be of no further force or effect following the first anniversary of the Closing Date.”

Exhibit 10.2
7. ED Pre-Acquisition Review. Section 7.1(d) of the Original Agreement is deleted in its entirety. The definitions of PPPA and TPPPA are also deleted.
8. HSR Act Filings. Section 3.3(a) of the Original Agreement is amended to delete “or (iii) such filings as may be required under the HSR Act” and “or” is inserted before “(ii)”. Section 4.3(a) of the Original Agreement is amended to delete “or (iii) such filings as may be required under the HSR Act” and “or” is inserted before “(ii)”. Sections 5.5(a) and 5.5(b) of the Original Agreement are amended to delete each and every reference to the HSR Act. Section 7.1(e) of the Original Agreement is deleted in its entirety. Section 11.4 of the Original Agreement is amended to delete “and all filing and other similar fees payable in connection with the filings or submissions under the HSR Act”. The definition of HSR Act is also deleted.
9. Miscellaneous. For the avoidance of doubt, references in the Original Agreement, including Section 11, to the “Agreement” shall be deemed a reference to the Original Agreement as amended by this Amendment.
10. Counterparts. This Amendment may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
11. No Other Amendments. Except as otherwise specifically amended in this Amendment, the Original Agreement shall remain in full force and effect.
[Signature Pages Follow.]

Exhibit 10.2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

“SELLER PARTIES”

ZOVIO INC

By: /s/ Andrew S. Clark
Name: Andrew S. Clark
Title: Founder, President and CEO

ASHFORD UNIVERSITY, LLC

By: Zovio Inc, as sole member

By: /s/ Andrew S. Clark
Name: Andrew S. Clark
                        Title: Founder, President and CEO

Exhibit 10.2
IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

“DIGICAT”

ARIZONA BOARD OF REGENTS, for and on behalf of THE UNIVERSITY OF ARIZONA

By: /s/ Robert C. Robbins
Name: Robert C. Robbins
Title: President

“BUYER”

THE UNIVERSITY OF ARIZONA GLOBAL CAMPUS

By: /s/ Paul Pastorek
Name: Paul Pastorek
Title: Interim Chief Executive Officer